FIRST AMENDMENT TO TERMINATION PROTECTION AGREEMENT

WHEREAS, a Termination Protection Agreement (the “Agreement”) was entered into between Imad Hajj (“Executive”) and Thomas and Betts Corporation and its successors and assigns (the “Company”) effective October 2, 2006;

WHEREAS, the Company and Executive mutually consented to the amendment and restatement of the Agreement, effective October 2, 2006, to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the related final Treasury Department regulations;

WHEREAS, the Company and Executive amended and restated the Agreement further in December 2008, in order to clarify certain of its provisions that are governed by, or are otherwise subject to, Sections 162(m) and 409A of the Code; and

WHEREAS, the Company and Executive mutually consent to the following amendment to Schedule A effective December 2, 2009 to reflect an increase in Executive’s grade;

NOW, THEREFORE, the Company and Executive agree as follows:

The definition of “Average Bonus” in Schedule A to the Agreement shall be replaced with the following:

“Average Bonus” means the greater of (i) Executive’s target bonus for the calendar year immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs, or (ii) the highest bonus paid or payable to Executive in respect of any of the five (5) calendar years (annualized with respect to any such calendar year for which Executive has been employed for only a portion thereof) immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs. Notwithstanding the foregoing, effective with respect to a Termination Date or Change in Control (whichever is earlier) occurring on or after January 1, 2010, if Executive is or ever has been a “covered employee” (within the meaning of Section 162(m) of the Code), the amount described in clause (i), above, shall cease to apply, and shall be replaced by the phrase, “60% of Executive’s annual rate of base salary for the calendar year immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs.”

IN WITNESS WHEREOF, the parties have executed this Agreement on the        day of      , 2010.

THOMAS & BETTS CORPORATION
By:

Name Title

Imad Hajj